Exhibit 99.1

Contacts:

Glenn Schulman, PharmD

Director of Investor Relations

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Corporation Receives Notification from NASDAQ

BRANFORD, Conn. – January 29, 2008 – CuraGen Corporation (Nasdaq: CRGN), a clinical-stage biopharmaceutical company focused on oncology, today announced that it received a letter, dated January 28, 2008, from The NASDAQ Stock Market, notifying CuraGen that during the preceding 30 consecutive trading days, the closing bid price of CuraGen’s common stock has been below the $1.00 minimum bid per share required for continued listing on the NASDAQ Global Market under NASDAQ Marketplace Rule 4450(a)(5).

The NASDAQ letter dated January 28, 2008 has no immediate effect on the listing of CuraGen’s common stock. CuraGen is considering alternatives to regain compliance with the continued listing requirements of the NASDAQ Global Market within the initial 180-day period. On January 31, 2008 CuraGen will be hosting a conference call at 11:00 a.m. Eastern time to report fourth quarter and year end 2007 financial results.

The letter stated that, in accordance with NASDAQ Marketplace Rule 4450(e)(2), CuraGen will be provided 180 calendar days, or until July 28, 2008, to regain compliance with the minimum bid price requirement set forth in NASDAQ Marketplace Rule 4450(a)(5) by maintaining a closing bid price of $1.00 per share or higher for a minimum of 10 consecutive trading days. If CuraGen is unsuccessful in meeting the minimum bid requirement during this initial 180-day period, NASDAQ will provide notice to CuraGen that CuraGen’s common stock will be delisted from the NASDAQ Global Market. If CuraGen receives such a notice, it may apply to transfer its common stock to the NASDAQ Capital Market if CuraGen satisfies all criteria for initial listing on the NASDAQ Capital Market, other than compliance with the minimum bid price requirement. If such application to the NASDAQ Capital Market is approved, then it will have an additional 180-day compliance period in order to regain compliance with the minimum bid price requirement while listed on the NASDAQ Capital Market.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a dedicated clinical-stage biopharmaceutical company developing diverse approaches for the treatment of cancer including the histone deacetylase inhibitor, belinostat, and the antibody-drug conjugate, CR011-vcMMAE. By leveraging drug development strengths cultivated over the years, CuraGen expects to make a difference by advancing its promising therapeutics to address the unmet medical needs of cancer patients. CuraGen Corporation is headquartered in Branford, Connecticut. For additional information please visit www.curagen.com.

Safe Harbor

Statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including the risk that CuraGen’s efforts to regain and maintain compliance with the listing standards of the NASDAQ Global Market will not be successful, any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific, regulatory or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, the success of competing products and technologies, CuraGen’s stage of development as a biopharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights, as well as those risks, uncertainties and factors referred to in CuraGen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by CuraGen from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, CuraGen’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. CuraGen is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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